UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Shattuck Labs, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

500 W. 5th Street, Suite 1200, Austin, Texas 78701

NOTICE OF THE 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2024

To the Stockholders of Shattuck Labs:

Shattuck Labs, Inc. (the “Company”) will hold its 2024 Annual Meeting of Stockholders (the “Annual Meeting”) on Friday, June 7, 2024 at 11:30 a.m. Eastern Time. The Annual Meeting will be a virtual meeting conducted exclusively online via live audio webcast at the unique link that will be emailed to you approximately one hour prior to the meeting after you register in advance. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

(1)	To elect the three Class I director nominees named in the Proxy Statement to serve until the 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and

(3)	To transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed April 11, 2024 as the record date. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Instructions for registering for and accessing the virtual Annual Meeting are provided in the Proxy Statement. In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the meeting chair or secretary will convene the meeting at 12:30 p.m. Eastern Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair or secretary. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at ir.shattucklabs.com.

By Order of the Board of Directors,

/s/ Dr. Taylor Schreiber
Dr. Taylor Schreiber Chief Executive Officer and Director Austin, Texas April 23, 2024

Whether or not you expect to participate in the virtual Annual Meeting, please vote as promptly as possible in order to ensure your representation at the Annual Meeting. You may vote online or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

LEGAL MATTERS

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders to Be Held on June 7, 2024. The Proxy Statement and Annual Report for the year ended December 31, 2023 are available at www.proxydocs.com/STTK.

Forward-Looking Statements. The Proxy Statement may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements other than statements of historical fact included in the Proxy Statement, including statements about the Company’s Board of Directors, corporate governance practices, executive compensation program and equity compensation utilization, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in the Proxy Statement. Such risks, uncertainties and other factors include those risks described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) and other subsequent documents we file with the SEC. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Website References. Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of the Proxy Statement.

Use of Trademarks. Shattuck Labs is the trademark of Shattuck Labs, Inc. Other names and brands may be claimed as the property of others.

500 W. 5th Street, Suite 1200, Austin, Texas 78701

PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

What Is the Purpose of These Proxy Materials?

We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Shattuck Labs, Inc. (“we,” “us,” “our” or the “Company”) for use at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on Friday, June 7, 2024 at 11:30 a.m. Eastern Time, or at any other time following adjournment or postponement thereof. You are invited to participate in the Annual Meeting and to vote on the proposals described in this Proxy Statement. The proxy materials are first being made available to our stockholders on or about April 23, 2024.

Why Did I Receive a Notice of Internet Availability?

Pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing the proxy materials to our stockholders primarily via the Internet instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”), you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.

Why Are We Holding a Virtual Annual Meeting?

We have adopted a virtual meeting format for the Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this expands stockholder access, improves communications and lowers our costs while reducing the environmental impact of the meeting. In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.

Who Can Vote?

Only stockholders of record at the close of business on April 11, 2024 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote on the proposals described in this Proxy Statement. At the close of business on the Record Date, 47,550,872 shares of our common stock were issued and outstanding.

What Is the Difference between Holding Shares as a Registered Stockholder and as a Beneficial Owner?

Registered Stockholder: Shares Registered in Your Name

If your shares of common stock are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered to be, with respect to those shares of common stock, the registered stockholder, and these proxy materials are being sent directly to you by us.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If your shares of common stock are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you from that broker, fiduciary or custodian.

How Can I Participate in the Virtual Annual Meeting?

Stockholders of record as of the close of business on the Record Date are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote, ask questions and view the list of registered stockholders as of the Record Date during the meeting, stockholders will need to register in advance following the instructions below.

We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

The meeting webcast will begin promptly at 11:30 a.m. Eastern Time. Online check-in will begin approximately 15 minutes before then, and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call the technical support number that will be included in the email containing your access link to the meeting. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.

Meeting Registration Process for Registered Stockholders

If your shares are registered directly in your name with our transfer agent, you can register for the Annual Meeting at either www.proxydocs.com/STTK or www.proxypush.com/STTK by following the instructions on the website. As part of the registration process, you will be asked to enter the control number located on your proxy card or Notice. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you to access the Annual Meeting and vote and submit questions during the Annual Meeting.

Meeting Registration Process for Beneficial Owners

If your shares are held in street name, you can register for the Annual Meeting at www.proxydocs.com/STTK by following the instructions on the website. In addition, it is important that you also follow the instructions you receive from your broker, fiduciary or custodian about participating in the Annual Meeting, which may include a requirement to obtain a legal proxy from them and submit a copy during the advance registration process for the meeting.

What Am I Voting on?

The proposals to be voted on at the Annual Meeting are as follows:

(1)	Election of three Class I director nominees to serve until the 2027 Annual Meeting of Stockholders (“Proposal 1”); and

(2)	Ratification of the selection of KPMG LLP as the Company’s independent auditor for 2024 (“Proposal 2”).

How Does the Board Recommend That I Vote?

The Board recommends that you vote your shares “FOR” each director nominee in Proposal 1 and “FOR” Proposal 2.

What If Another Matter Is Properly Brought before the Annual Meeting?

As of the date of filing this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.

How Many Votes Do I Have?

Each share of common stock is entitled to one vote on each proposal to be voted on at the Annual Meeting.

What Does It Mean If I Receive More Than One Set of Proxy Materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares are voted.

How Do I Vote?

Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote as early as possible in advance so that your vote will be counted if you later decide not to, or are unable to, virtually attend the Annual Meeting.

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or by proxy in advance of the Annual Meeting by Internet (at www.proxypush.com/STTK) or, if you requested paper copies of the proxy materials, by completing and mailing a proxy card or by telephone (at 866-870-7493).

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or you may direct your broker, fiduciary or custodian how to vote in advance of the Annual Meeting by following the instructions they provide.

What Happens If I Do Not Vote?

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder and do not vote in one of the ways described above, your shares will not be voted at the Annual Meeting and will not be counted toward the quorum requirement.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to

“non-routine” proposals, which we refer to as a “broker non-vote.” Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary or custodian how to vote your shares on all proposals to ensure that your vote is counted.

What If I Sign and Return a Proxy Card or Otherwise Vote but Do Not Indicate Specific Choices?

Registered Stockholder: Shares Registered in Your Name

The shares represented by each signed and returned proxy will be voted at the Annual Meeting by the persons named as proxies in the proxy card in accordance with the instructions indicated on the proxy card. However, if you are the registered stockholder and sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares in accordance with the recommendations of the Board. Your shares will be counted toward the quorum requirement.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, resulting in a broker non-vote with respect to such proposals.

Can I Change My Vote after I Submit My Proxy?

Registered Stockholder: Shares Registered in Your Name

If you are the registered stockholder, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:

(1)	You may complete and submit a new proxy card, but it must bear a later date than the original proxy card;

(2)	You may submit new proxy instructions via telephone or the Internet;

(3)	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at the address set forth on the first page of this Proxy Statement; or

(4)	You may vote by attending the Annual Meeting virtually. However, your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.

Your last submitted vote is the one that will be counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you must follow the instructions you receive from your broker, fiduciary or custodian with respect to changing your vote.

What Is the Quorum Requirement?

The holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting must be present at the Annual Meeting, either virtually or represented by proxy, to constitute a quorum. A quorum is required to transact business at the Annual Meeting.

Your shares will be counted toward the quorum only if you submit a valid proxy (or a valid proxy is submitted on your behalf by your broker, fiduciary or custodian) or if you attend the Annual Meeting virtually and vote. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares of common stock virtually present at the Annual Meeting, either personally or by proxy, may adjourn the Annual Meeting to another time or date.

How Many Votes Are Required to Approve Each Proposal and How Are Votes Counted?

Votes will be counted by Mediant Communications Inc., the Inspector of Elections appointed for the Annual Meeting.

Proposal 1: Election of Directors

A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast “FOR” his or her election. “Plurality” means that the individuals who receive the highest number of votes cast “FOR” are elected as directors. Broker non-votes, if any, and votes that are withheld will not be counted as votes cast on the matter and will have no effect on the outcome of the election. Stockholders do not have cumulative voting rights for the election of directors.

Proposal 2: Ratification of Independent Auditor Selection

The affirmative vote of a majority of shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter is required for the ratification of the selection of KPMG LLP as our independent auditor. Abstentions will have the same effect as a vote “AGAINST” the matter. Broker non-votes, if any, will have no effect on the outcome of the matter.

Who Is Paying for This Proxy Solicitation?

We will pay the costs associated with the solicitation of proxies, including the preparation, assembly, printing and mailing of the proxy materials. We may also reimburse brokers, fiduciaries or custodians for the cost of forwarding proxy materials to beneficial owners of shares of common stock held in “street name.”

Our employees, officers and directors may solicit proxies in person or via telephone or the Internet. We will not pay additional compensation for any of these services.

How Can I Find out the Voting Results?

We expect to announce preliminary voting results at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with our bylaws, the Board has fixed the number of directors constituting the Board at nine. At the Annual Meeting, the stockholders will vote to elect the three Class I director nominees named in this Proxy Statement to serve until the 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. Our Board has nominated Tyler Brous, Dr. Carrie Brownstein and Michael Lee for election to our Board. Messrs. Brous and Lee were most recently elected by stockholders at the 2021 Annual Meeting of Stockholders. Dr. Brownstein was appointed to the Board in October 2021, and was recommended to the Board by a third-party search firm specializing in the placement of directors in the life sciences industry.

Our director nominees have indicated that they are willing and able to serve as directors. However, if any of them becomes unable or, for good cause, unwilling to serve, proxies may be voted for the election of such other person as shall be designated by our Board, or the Board may decrease the size of the class and Board.

Information Regarding Director Nominees and Continuing Directors

Our Board is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class I directors, who are up for election at this meeting for a term expiring at the 2027 Annual Meeting of Stockholders; three Class II directors, whose terms expire at the 2025 Annual Meeting of Stockholders; and three Class III directors, whose terms expire at the 2026 Annual Meeting of Stockholders.

Biographical and other information regarding our director nominees and directors continuing in office, including the primary skills and experiences considered by our Nominating and Corporate Governance Committee in determining to recommend them as nominees, is set forth below.

Name	Class	Age (as of April 23, 2024)	Position
Taylor Schreiber, M.D., Ph.D.	Class III	44	Chief Executive Officer and Director
Helen M. Boudreau(1)(2)	Class III	58	Independent Director
Tyler Brous(1)(2)	Class I	41	Independent Director
Carrie Brownstein, M.D.(3)	Class I	54	Independent Director
Neil Gibson, Ph.D.(1)(3)	Class II	68	Independent Director
George Golumbeski, Ph.D.(2)	Class II	67	Independent Chairman of the Board
Michael Lee(3)	Class I	45	Independent Director
Kate Sasser, Ph.D.	Class II	47	Independent Director
Clay Siegall, Ph.D.	Class III	63	Independent Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Class I Director Nominees

Tyler Brous. Mr. Brous has served on our Board since September 2016. He has worked at Lennox Capital Partners, a private equity firm, since 2011, and currently serves as its Managing Director and Portfolio Manager. He has served on the board of directors of ColdQuanta, Inc., a quantum technology company, since 2020 and previously served on the board of CerSci Therapeutics, Inc., a biotechnology company, from 2018 until its sale in 2020. Mr. Brous earned his B.S. in Finance and Business from the University of Texas, where he graduated summa cum laude.

We believe Mr. Brous is qualified to serve on our Board because of his extensive experience investing in and operating biotechnology companies and his financial expertise.

Carrie Brownstein, M.D. Dr. Brownstein has served on our Board since October 2021. Dr. Brownstein has served as Principal at CMB BioPharma Solutions, a clinical development consultancy, since March 2024. She previously served as the Chief Medical Officer of Zentalis Pharmaceuticals, Inc. (Nasdaq: ZNTL), a biopharmaceutical company, from October 2022 to March 2024. She served as Chief Medical Officer of Cellectis S.A. (Nasdaq: CLLS), a biopharmaceutical company, from April 2020 to September 2022; Vice President of Global Clinical Research and Development, Therapeutic Area Head for Myeloid Diseases at Celgene Corp., a pharmaceutical company, from July 2017 to April 2020, Executive Director of Clinical Sciences Oncology at Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN), a biotechnology company, from August 2012 to March 2017, and Senior Medical Director of Hematology and Oncology at F. Hoffmann-La Roche AG (OTCMKTS: RHHBY), a pharmaceutical company, from September 2006 to August 2012. Prior to her industry career, Dr. Brownstein practiced pediatric hematology and oncology at New York Presbyterian Columbia University and Mount Sinai Medical Center, completed her internship and residency at Columbia Presbyterian Medical Center in New York and her subspecialty training at Memorial Sloan-Kettering Cancer Center. Dr. Brownstein earned her A.B. in Psychology from the University of Michigan and her M.D. from Tufts University School of Medicine.

We believe Dr. Brownstein is qualified to serve on our Board because of her medical expertise and extensive experience in the pharmaceuticals industry.

Michael Lee. Mr. Lee has served as a member of our Board since June 2020. Mr. Lee has served as Co-Founder and Managing Director at Redmile Group, LLC, a healthcare-focused investment firm based in San Francisco and New York, since 2007. Prior to Redmile, he worked as a biotechnology investor at Steeple Capital, Welch Capital Partners and Prudential Equity Group. Mr. Lee currently serves on the board of directors of Fate Therapeutics, Inc. (Nasdaq: FATE), a clinical-stage biopharmaceutical company, and IGM Biosciences, Inc. (Nasdaq: IGMS), a biotechnology company. Mr. Lee earned his B.S. in Molecular and Cellular Biology from the University of Arizona.

We believe Mr. Lee is qualified to serve on our Board because of his industry experience and experience as an investor in biotechnology companies.

Class II Directors Continuing in Office

Neil Gibson, Ph.D. Dr. Gibson has served as a member of our Board since November 2016. Dr. Gibson most recently served as Senior Vice President of COI Pharmaceuticals, Inc., an accelerator company focused on the creation and development of unique drug discovery companies based on innovative and disruptive technologies, from October 2016 to December 2021. Previously, he served as President and Chief Executive Officer of Adanate from 2017 to November 2021 and President and Chief Executive Officer of PDI Therapeutics from 2017 to June 2020, both COI Pharmaceuticals, Inc. companies. Dr. Gibson has also served in leadership roles at various biotechnology companies, including Senior Vice President of BioAtla, Inc. (Nasdaq: BCAB) from 2015 to 2016; Chief Scientific Officer of Regulus Therapeutics Inc. (Nasdaq: RGLS) from 2011 to 2015; Chief Scientific Officer and Oncology Therapeutic Area Head of Pfizer Oncology from 2007 to 2011; and Chief Scientific Officer of OSI Pharmaceuticals, Inc. from 2000 to 2007. While at Pfizer, Dr. Gibson was also a member of the Pfizer Oncology Business Unit Executive team. Dr. Gibson has served on the boards of TCR2 Therapeutics Inc. (Nasdaq: TCRR), a clinical-stage cell therapy company, and Causeway Therapeutics, a clinical-stage biopharmaceutical company, since 2017, the board of Adanate, Inc., a biotechnology company, since 2022, and Instil Bio, Inc. (Nasdaq: TIL), a clinical-stage biopharmaceutical company, since June 2020. He previously served on the boards of Cullinan MICA, a biotechnology company, from 2020 to 2022, and CytoSen Therapeutics, Inc., a biopharmaceutical company, from 2016 to 2019. Dr. Gibson earned his B.Sc. in Pharmacy from the University of Strathclyde in Glasgow, Scotland and his Ph.D. from the University of Aston in Birmingham, England.

We believe Dr. Gibson is qualified to serve on our Board because of his extensive experience as an executive officer in the biopharmaceutical industry, including his technical expertise related to drug discovery and development.

George Golumbeski, Ph.D. Dr. Golumbeski has served as a member of our Board since January 2018 and as our Chairman since October 2021. He has more than 30 years of experience in the biotechnology industry. He has served as a partner at Droia Genetic Disease Fund, a life sciences investment firm, since October 2020. From August 2018 to August 2019, he served as President of GRAIL, Inc., an oncology-focused healthcare company. From March 2009 to April 2018, Dr. Golumbeski served as the Executive Vice President of Business Development of Celgene Corp., an oncology and immunology-focused pharmaceutical company, where he was responsible for forging collaborations with biotechnology companies seeking to bring breakthrough medications to people suffering from cancer and chronic inflammation. He currently serves on the board of directors of several biotechnology companies, including MorphoSys AG (Nasdaq: MOR), Sage Therapeutics, Inc. (Nasdaq: SAGE) and Carrick Therapeutics. He previously served on the boards of Enanta Pharmaceuticals Inc. (Nasdaq: ENTA) and Aura Biosciences, Inc. (Nasdaq: AURA). Dr. Golumbeski earned his B.S. in Biology from the University of Virginia and his Ph.D. in Genetics from the University of Wisconsin-Madison, and he conducted his post-doctoral research in molecular biology at the University of Colorado-Boulder.

We believe Dr. Golumbeski is qualified to serve on our Board because of his extensive management experience and service on the boards of directors of numerous biotechnology companies as well as his experience with mergers and acquisitions and in developing biopharmaceutical collaborations and partnerships.

A. Kate Sasser, Ph.D. Dr. Sasser has served as a member of our Board since March 2024. She has served as the Chief Scientific Officer of Tempus AI, a healthcare technology company, since October 2022. From July 2016 to October 2022, Dr. Sasser served as Corporate Vice President at Genmab A/S (Nasdaq: GMAB), a biotechnology company. From 2009 to 2016, she served in various roles at Johnson and Johnson Innovative Medicine (formerly Janssen Pharmaceuticals Companies), a pharmaceutical company, including most recently as Vice President overseeing translational research for oncology. Dr. Sasser earned her B.S. from Oregon State University and her Ph.D. in Integrated Biomedical Sciences from the Ohio State University.

We believe Dr. Sasser is qualified to serve on our Board because of her extensive experience leading biotechnology companies.

Class III Directors Continuing in Office

Helen M. Boudreau. Ms. Boudreau has served as a member of our Board since July 2020. Ms. Boudreau has over 30 years of experience across the biotechnology, pharmaceutical, consulting and banking industries. She currently serves as managing director at Estuary Ventures LLC, a board and advisory services company. From June 2018 to June 2019, she was Chief Operating Officer of the Bill & Melinda Gates Medical Research Institute, a nonprofit biotechnology company. Previously, she served as Chief Financial Officer from July 2017 to June 2018 and board member from February 2016 to July 2017 for Proteostasis Therapeutics, Inc., a clinical-stage biopharmaceutical company. From October 2014 to June 2017, she served as Chief Financial Officer for FORMA Therapeutics, Inc., a biopharmaceutical company acquired by Novo Nordisk A/S. Ms. Boudreau spent 16 years at Novartis AG (NYSE: NVS) and Pfizer Inc. (NYSE: PFE) in progressively senior finance and strategy roles, and worked earlier in her career at McKinsey & Company and Bank of America (NYSE: BAC). She is currently a member of the board of directors of Premier, Inc. (Nasdaq: PINC), a healthcare improvement company, Rallybio Corp. (Nasdaq: RLYB), a biopharmaceutical company, and Cara Therapeutics, Inc. (Nasdaq: CARA), a biopharmaceutical company. She was previously a member of the board of Reunion Neuroscience (Nasdaq: REUN), a biopharmaceutical company, from 2020 to 2023 and Evaxion Biotech A/S (Nasdaq: EVAX), a clinical-stage AI-immunology platform company, from 2020 to 2021. Ms. Boudreau earned her B.A. in Economics from the University of Maryland, where she graduated summa cum laude, and her M.B.A. from the Darden Graduate School of Business at the University of Virginia. Ms. Boudreau is Directorship CertifiedTM by the NACD and earned the CERT Certificate in Cyber-Risk Oversight from Carnegie Mellon University Software Engineering Institute.

We believe Ms. Boudreau is qualified to serve on our Board because of her financial expertise and extensive experience with biotechnology companies.

Taylor Schreiber, M.D., Ph.D. Dr. Schreiber is a co-founder of Shattuck Labs. He served as our Chief Scientific Officer from January 2017 until January 2020, when he became our Chief Executive Officer, and has been a member of our Board since 2017. Dr. Schreiber is the lead inventor of Shattuck Labs’ ARC and GADLEN technology platforms. From March 2014 to July 2015, Dr. Schreiber served as Vice President of Research & Development of Heat Biologics, Inc. (now NightHawk Biosciences (NYSE: NHWK)), an immunotherapy-focused biotechnology company, and subsequently served as Chief Scientific Officer of Heat Biologics until December 2016. From January 2011 to March 2017, he also served as Chairman of the Scientific Advisory Board of Pelican Therapeutics, Inc., an immunotherapy company. Dr. Schreiber earned his B.A. in Biology from Bucknell University and his M.D. and Ph.D. from the Sheila and David Fuente Program in Cancer Biology at the University of Miami Miller School of Medicine.

We believe Dr. Schreiber is qualified to serve on our Board because of his extensive experience in the biopharmaceutical industry.

Clay Siegall, Ph.D. Dr. Siegall has served as a member our Board since March 2024. He has served as President, Chief Executive Officer and Chairman of the board of directors of Immunome, Inc. (Nasdaq: IMNM), a biotechnology company, since October 2023. Prior to joining Immunome, from January 2023 to October 2023, he served as the President and Chief Executive Officer of MorphImmune, Inc., a biotechnology company that merged with Immunome. Dr. Siegall co-founded Seagen Inc. (formerly Seattle Genetics), a biotechnology company acquired by Pfizer Inc., in January 1998 and served in various leadership roles, including as Chief Executive Officer, from November 2002 to May 2022, President, from June 2000 to May 2022, and Chairman of the board of directors, from March 2004 to May 2022. In addition to Immunome, he currently serves on the board of directors of Tourmaline Bio, Inc. (Nasdaq: TRML), a biotechnology company. He previously served on the board of directors of Nurix Therapeutics, Inc. (Nasdaq: NRIX), from June 2021 to May 2022, Ultragenyx Pharmaceutical Inc. (Nasdaq: RARE), from February 2014 to June 2021, and Alder BioPharmaceuticals, Inc., from 2006 to October 2019. Dr. Siegall earned his B.S. in Zoology from the University of Maryland and his Ph.D. in Genetics from George Washington University.

We believe Dr. Siegall is qualified to serve on our Board because of his extensive experience leading biotechnology companies and his experience serving on the boards of directors of public companies.

Board Recommendation

The Board recommends a vote “FOR” all Class I director nominees set forth above.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR SELECTION

Our Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2024. In this Proposal 2, we are asking stockholders to vote to ratify this selection. Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of KPMG as the Company’s independent auditor is not required by law or our bylaws. However, we are seeking stockholder ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the committee will reconsider its selection. Even if the selection is ratified, the committee, in its discretion, may direct the selection of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

KPMG has served as our independent auditor since 2018. The following table summarizes the audit fees billed and expected to be billed by KPMG for the indicated fiscal years and the fees billed by KPMG for all other services rendered during the indicated fiscal years. All services associated with such fees were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policies and Procedures” described below.

	Year Ended December 31,
Fee Category	2023	2022
Audit Fees(1)	$640,902	$581,586
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees	$640,902	$581,586

(1)

Consists of fees for the audit of our annual financial statements, reviews of quarterly financial statements and services provided in connection with SEC filings, including consents and comment and comfort letters.

(2)	Consists of fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements.
(3)	Consists of fees for professional services for tax compliance, tax advice and tax planning.
(4)	Consists of fees for all other services.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted procedures requiring the pre-approval of all audit and non-audit services performed by our independent auditor in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the committee for each engagement of our auditor to perform other audit-related or other non-audit services. The committee does not delegate its responsibility to approve services performed by our auditor to any member of management. The committee has delegated authority to the committee chair to pre-approve any audit or non-audit service to be provided to us by our auditor provided that the fees for such services do not exceed $100,000. Any approval of services by the committee chair pursuant to this delegated authority must be reported to the committee at its next regularly scheduled meeting.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2023 with the Company’s management and with KPMG, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from KPMG pursuant to applicable PCAOB requirements regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG its independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

This report is provided by the following directors, who serve on the Audit Committee:

Helen M. Boudreau (Chair)

Tyler Brous

Neil Gibson, Ph.D.

Board Recommendation

The Board recommends a vote “FOR” the ratification of the selection of KPMG to serve as our independent auditor.

CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board. Our Board has adopted a set of Principles of Corporate Governance as a framework for the governance of the Company, which is posted on our website located at ir.shattucklabs.com, under “Governance.”

Board Composition

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for, among other things, overseeing succession planning for directors and building a qualified board to oversee management’s execution of the Company’s strategy and safeguard the long-term interests of stockholders. In this regard, the committee is charged with developing and recommending Board membership criteria to the Board for approval, evaluating the composition of the Board annually to assess the skills and experience that are currently represented on the Board and the skills and experience that the Board may find valuable in the future, and identifying, evaluating and recommending potential director candidates.

In identifying potential candidates for Board membership, the Nominating and Corporate Governance Committee considers recommendations from directors, stockholders, management and others, including, from time to time, third-party search firms, which it engaged in 2023, to assist it in locating qualified candidates. Once potential director candidates are identified, the committee, with the assistance of management, undertakes a vetting process that considers each candidate’s background, independence and fit with the Board’s priorities. As part of this vetting process, the committee, as well as other members of the Board and the CEO, may conduct interviews with the candidates. If the committee determines that a potential candidate meets the needs of the Board and has the desired qualifications, it recommends the candidate to the full Board for appointment or nomination and to the stockholders for election at the annual meeting.

Criteria for Board Membership

In assessing potential candidates for Board membership and in assessing Board composition, the Nominating and Corporate Governance Committee considers a wide range of factors, including directors’ experience, knowledge, integrity, understanding of our business environment and specific skills they may possess that are helpful to the Company (including leadership experience, financial expertise and industry knowledge). The committee seeks to balance the experience, skills and characteristics represented on the Board and does not assign specific weight to any of these factors. In addition, the committee generally believes it is important for all Board members to possess the highest personal and professional ethics, integrity and values, an inquisitive and objective perspective, a sense for priorities and balance, the ability and willingness to devote sufficient time and attention to Board matters, and a willingness to represent the long-term interests of all our stockholders.

Board Diversity

The Nominating and Corporate Governance Committee actively seeks to achieve a diversity of occupational and personal backgrounds on the Board, including with respect to gender, race, ethnicity, national background, geography, sexual orientation and age. The Nominating and Corporate Governance Committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board. In this regard, our current Board of nine directors has three directors who self-identify as female (33%) and one director who self-identifies as racially/ethnically diverse (11%).

In accordance with Nasdaq’s board diversity listing standards, we are disclosing aggregated statistical information about our Board’s self-identified gender and racial characteristics and LGBTQ+ status as voluntarily confirmed to us by each of our directors.

Board Diversity Matrix (as of the date of this Proxy Statement)
	Female	Male	Non-Binary	Did Not Disclose Gender
Total number of directors: 9	3	5	—	1
Number of directors who identify in any of the categories below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	4	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+			—
Did Not Disclose Demographic Background			2

Stockholder Recommendations for Directors

It is the Nominating and Corporate Governance Committee’s policy to consider written recommendations from stockholders for director candidates. The committee considers candidates recommended by our stockholders in the same manner as a candidate recommended by other sources. Any such recommendations should be submitted to the committee as described under “Stockholder Communications” and should include the same information required under our bylaws for nominating a director, as described under “Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting.”

Board Leadership Structure

Dr. Golumbeski serves as our independent Chairman while Dr. Schreiber serves as our Chief Executive Officer. Our Principles of Corporate Governance provide our Board with the flexibility to combine or separate the positions of Chairman and CEO. Currently, the Board believes that the roles of Chairman and CEO should be separate and that the Chairman should be an independent director as this structure enables our independent Chairman to oversee corporate governance matters and our CEO to focus on leading the Company’s business. At any time when there is not an independent Chairman, the Board will designate one or more independent directors to serve as lead director.

The independent directors have the opportunity to meet in executive sessions without management present at every regular Board meeting and at such other times as may be determined by the Chairman. The purpose of these executive sessions is to encourage and enhance communication among independent directors.

The Board believes that its programs for overseeing risk, as described under “Board Risk Oversight,” would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

Director Independence

Nasdaq listing rules require a majority of a listed company’s board of directors to be comprised of independent directors who, in the opinion of the board of directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Board undertook a review of its composition and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of our current directors listed above under “Information Regarding Director Nominees and Continuing Directors,” with the exception of Dr. Schreiber, is an “independent director” as defined under the Nasdaq listing rules. Dr. Schreiber is not an independent director because he is our Chief Executive Officer. In making such determinations, our Board considered the relationships that each such non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining independence, including the Company’s ordinary course business relationship with Tempus AI (pursuant to which Tempus AI and an affiliate provides certain contract research services to the Company) where Dr. Sasser serves as Chief Scientific Officer, but does not oversee, and has no material involvement with or material interest in, the services rendered to the Company, and the payments to Tempus AI, which represent an insignificant portion of its revenues. Our Board also determined that each of the directors currently serving on the Audit Committee and the Compensation Committee satisfy the additional independence criteria applicable to directors on such committee under Nasdaq listing rules and the rules and regulations established by the SEC.

Board Committees

Our Board has a separately designated Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which is comprised solely of independent directors with the membership and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees is empowered to retain outside advisors as it deems appropriate, regularly reports its activities to the full Board and has a written charter, which is posted on our website located at ir.shattucklabs.com, under “Governance.”

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Taylor Schreiber, M.D., Ph.D.
Helen M. Boudreau	Chair	X
Tyler Brous	X	Chair
Carrie Brownstein, M.D.			X
Neil Gibson, Ph.D.	X		Chair
George Golumbeski, Ph.D.		X
Michael Lee			X
Kate Sasser, Ph.D.
Clay Siegall, Ph.D.
# of Meetings in 2023	6	6	3

Audit Committee. The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of the Company, including the audits of the Company’s financial statements, the integrity of the financial statements and the annual review of the performance, effectiveness and independence of the outside auditor. This includes reviewing the financial information provided to stockholders and others and the adequacy and effectiveness of the Company’s internal controls. The committee also makes recommendations to the Board as to whether financial statements should be included in the Company’s Annual Report on Form 10-K.

Ms. Boudreau qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC, and all members of the Audit Committee are “financially literate” under Nasdaq listing rules.

Compensation Committee. The primary responsibilities of our Compensation Committee are to periodically review and approve the compensation and other benefits for our senior officers and directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our senior officers, evaluating the performance of these officers in light of those goals and objectives, and setting the officers’ compensation based on those evaluations. The committee also administers and makes recommendations to the Board regarding equity incentive plans that are subject to the Board’s approval and approves the grant of equity awards under the plans.

The Compensation Committee may delegate its authority to one or more subcommittees. The committee may also delegate authority to review and approve the compensation of our employees to certain of our executive officers. Even where the committee does not delegate authority, our executive officers will typically make recommendations to the committee regarding compensation to be paid to our employees and the size of equity awards under our equity incentive plans, but will not be present during voting or deliberations on their own compensation. The committee has the authority to engage outside advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Compensation Committee engaged Aon in 2023 to provide advice regarding the amount and form of executive and director compensation. The committee has determined that (1) Aon satisfies applicable independence criteria, and (2) Aon’s work with the Company does not raise any conflicts of interest, in each case under applicable Nasdaq listing rules and the rules and regulations established by the SEC.

Nominating and Corporate Governance Committee. The primary responsibilities of our Nominating and Corporate Governance Committee are to engage in succession planning for the Board, develop and recommend to the Board criteria for identifying and evaluating qualified director candidates, and make recommendations to the Board regarding candidates for election or reelection to the Board at each annual stockholders’ meeting. In addition, the committee is responsible for overseeing our corporate governance practices and making recommendations to the Board concerning corporate governance matters. The committee is also responsible for making recommendations to the Board concerning the structure, composition and functioning of the Board and its committees.

Board Risk Oversight

We believe that risk management is an important part of establishing and executing on the Company’s business strategy. Our Board, as a whole and at the committee level, focuses its oversight on the most significant risks facing the Company and on the Company’s processes to identify, prioritize, assess, manage and mitigate those risks. The committees oversee specific risks within their purview, as follows:

•

The Audit Committee has overall responsibility for overseeing the Company’s practices with respect to risk assessment and management. Additionally, the committee is responsible for overseeing management of risks related to our accounting and financial reporting processes, and information technology and cybersecurity.

•	The Compensation Committee is responsible for overseeing management of risks related to our compensation policies and programs.

•	The Nominating and Corporate Governance Committee is responsible for overseeing management of risks related to director succession planning and our corporate governance practices.

Our Board and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for assessing and managing risks, including implementing processes and controls to mitigate their effects on the Company.

Other Corporate Governance Practices and Policies

Director Attendance

The Board met six times during the year ended December 31, 2023. During 2023, each director then-serving on the Board attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period in which he or she was on the Board or committee. Directors are encouraged to attend the annual meeting of stockholders. Six of our directors then-serving on the Board attended the 2023 Annual Meeting of Stockholders.

Stockholder Communications

Stockholders and other interested parties may communicate with our Board or a particular director by sending a letter addressed to the Board or a particular director to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. These communications will be compiled and reviewed by our Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the particular director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

To enable the Company to speak with a single voice, as a general matter, senior management serves as the primary spokesperson for the Company and is responsible for communicating with various constituencies, including stockholders, on behalf of the Company. Directors may participate in discussions with stockholders and other constituencies on issues where Board-level involvement is appropriate. In addition, the Board is kept informed by senior management of the Company’s stockholder engagement efforts.

Code of Conduct

Our Board has adopted a Code of Business Conduct and Ethics that establishes the standards of ethical conduct applicable to all our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. It addresses, among other matters, compliance with laws and policies, conflicts of interest, corporate opportunities, regulatory reporting, external communications, confidentiality requirements, insider trading, proper use of assets and how to report compliance concerns.

A copy of the code is available on our website located at ir.shattucklabs.com, under “Governance.” We intend to disclose future amendments to certain provisions of the code, and waivers of the code granted to our executive officers and directors, on our website to the extent required by applicable rules. Our Board is responsible for applying and interpreting the code in situations where questions are presented to it.

Anti-Hedging Policy

We have a policy that prohibits our employees, officers, directors and consultants from engaging in, with respect to Company securities: (a) short-term trading; (b) short sales; (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (d) hedging transactions.

Compensation Committee Interlocks

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Director Compensation

Non-Employee Director Compensation Policy

We adopted a policy for compensating our non-employee directors with a combination of cash and equity. Our Compensation Committee, in consultation with Aon, its independent compensation consultant, periodically reviews non-employee director compensation and recommends changes based on competitive market data. Most recently, changes to our non-employe director compensation policy, as described below, became effective on May 5, 2023 and were implemented in order to better align director compensation with that of our peer group. During 2023, each director who was not an employee was entitled to receive cash compensation as set forth below (all such amounts paid in quarterly installments):

Annual Cash Retainers	Amount ($)
Board membership (other than the Chairman or Lead Director)	40,000
Chairman of the Board	70,000	*
Lead Independent Director (if applicable)	60,000
Additional annual retainers
Chair of the Audit Committee	15,000
Chair of the Compensation Committee	10,000
Chair of the Nominating and Corporate Governance Committee	8,000
Member of the Audit Committee	7,500
Member of the Compensation Committee	5,000
Member of the Nominating and Corporate Governance Committee	4,000

*	Such amount was $65,000 prior to May 2023.

In addition to the annual retainers, during 2023, each of our non-employee directors was eligible for equity awards consisting of, as applicable: (i) an initial, one-time award of stock options, restricted stock or restricted stock units, as determined in the discretion of the Compensation Committee, to each new non-employee director upon his or her election to the Board, with a grant date fair value equal to $250,000 that vests over a three-year period, subject to such director’s continued service; and (ii) an annual award of 40,258 stock options that vests on the first anniversary of the date of grant (or if sooner, immediately prior to the Company’s next annual meeting of stockholders). Prior to May 2023, our non-employee director compensation policy provided that the annual award be granted in the form of stock options, restricted stock or restricted stock units, as determined in the discretion of the Compensation Committee, with a grant date fair value equal to $125,000.

Under the non-employee director compensation policy, the total amount of cash retainers paid and equity awards (valued based on the grant date fair value) granted by the Company to any director for his or her service on the Board will not exceed $750,000 in any fiscal year.

We reimburse all necessary and reasonable out-of-pocket expenses incurred by non-employee directors in connection with their service on our Board, subject to any applicable Company policies that may be in effect from time to time.

Our Board periodically reviews our director compensation program and may revise the compensation arrangements for our directors from time to time.

Fiscal Year 2023 Non-Employee Director Compensation Table

The following table shows the compensation earned in 2023 by the non-employee directors who served on the Board during such year. Dr. Schreiber did not receive any additional compensation for his 2023 Board service. For additional information on Dr. Schreiber’s 2023 compensation, see the “Executive Compensation” section below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Helen M. Boudreau	60,000	80,955	—	140,955
Tyler Brous	57,500	80,955	—	138,455
Carrie Brownstein, M.D.	44,000	80,955	—	124,955
Neil Gibson, Ph.D.	55,500	80,955	—	136,455
George Golumbeski, Ph.D.	73,242	80,955	—	154,197
Michael Lee(2)	44,000	80,955	—	124,955

(1)

Amounts shown in this column represent the aggregate grant date fair value of stock options granted during the year ended December 31, 2023, as computed in accordance with FASB Accounting Standards Codification Topic 718. On May 26, 2023, each non-employee director serving at such time was granted an annual equity award in the form of an option covering 40,258 shares with a per share exercise price of $2.72. The assumptions used in calculating the grant date fair value of the awards reported in the Option Awards column are described in Note 10, Stock-Based Compensation and Employee Benefit Plans, to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023. Note that the amounts reported in this column reflect the aggregate accounting cost for these awards, and do not necessarily correspond to the actual economic value that may be received by the director from the awards.

(2)	Mr. Lee serves as Managing Director of Redmile Group, LLC (“Redmile”). Pursuant to the policies of Redmile, the compensation Mr. Lee receives for his service on our Board is remitted to Redmile.

As of December 31, 2023, each of the company’s non-employee directors held the following aggregate number of option awards:

Name	Option Awards
Helen M. Boudreau	168,806
Tyler Brous	112,636
Carrie Brownstein, M.D.	90,983
Neil Gibson, Ph.D.	143,461
George Golumbeski, Ph.D.	213,331
Michael Lee(1)	85,236

(1)

Pursuant to the policies of Redmile, Mr. Lee holds the stock options as a nominee on behalf, and for the sole benefit, of Redmile and has assigned all economic, pecuniary and voting rights in respect of the stock options to Redmile. Mr. Lee disclaims beneficial ownership of these options.

EXECUTIVE OFFICERS

Biographical and other information regarding our executive officers is set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age (as of April 23, 2024)	Position
Taylor Schreiber, M.D., Ph.D.(1)	44	Chief Executive Officer and Director
Abhinav Shukla, Ph.D.	51	Chief Technical Officer
Arunthathy Nirmalini (Lini) Pandite, M.B.Ch.B.	65	Chief Medical Officer
Casi DeYoung	53	Chief Business Officer
Andrew R. Neill	38	Chief Financial Officer
Stephen Stout, Ph.D.	49	General Counsel, Corporate Secretary and Chief Ethics and Compliance Officer

(1)	For Dr. Schreiber’s biographical information, see “Information Regarding Director Nominees and Continuing Directors” above.

Abhinav Shukla, Ph.D. Dr. Shukla has served as our Chief Technical Officer since June 2021. Prior to joining the Company, from March 2020 to June 2021, Dr. Shukla served as the Chief Technical Operations Officer of Redpin Therapeutics, a gene therapy company, where he was responsible for all aspects of process, analytical and formulation development, and cGMP manufacturing. Previously, he held several senior leadership positions, including Vice President of Manufacturing at CRISPR Therapeutics AG (Nasdaq: CRSP), a biotechnology company, from April 2019 to November 2019, and Vice President and Head of Biologics Process Development at Shire plc, a biopharmaceutical company, from June 2018 to April 2019. Dr. Shukla served in several roles at KBI Biopharma Inc., a contract development and manufacturing company, from November 2011 to June 2018, including as Senior Vice President of Process Development and Manufacturing, where he helped build the foundation for their contract process development and manufacturing business. He served in a senior role helping to commercialize multiple biologic therapies at Bristol-Myers Squibb (NYSE: BMY), a pharmaceutical company, from 2006 to 2011 and in a senior technical role at Amgen Inc. (Nasdaq: AMGN), a biopharmaceutical company, from 2000 to 2006. Dr. Shukla received his undergraduate degree from the Indian Institute of Technology, Delhi and his Ph.D. in Chemical and Biochemical Engineering from Rensselaer Polytechnic Institute.

Arunthathy Nirmalini (Lini) Pandite, M.B.Ch.B. Dr. Pandite has served as our Chief Medical Officer since July 2017. From May 2015 to June 2017, Dr. Pandite served as Head of Global Clinical Development and Senior Vice President at Adaptimmune Therapeutics plc (Nasdaq: ADAP), a clinical-stage biopharmaceutical company, where she was responsible for clinical development of the company’s immuno-oncology pipeline. From May 2001 to April 2015, Dr. Pandite served in a number of roles at GlaxoSmithKline plc (NYSE: GSK), including as Vice President, Medicines Development Leader, and Head Unit Physician for Oncology. Dr. Pandite was an attending physician at Sylvester Comprehensive Cancer Center/Jackson Memorial Hospital in Miami from January 1998 to November 2000 and at Dana Farber Cancer Institute in Boston from July 1993 to August 1996, and has held academic appointments at Harvard University and the University of Miami. She served on the board of Codiak BioSciences, Inc. (Nasdaq: CDAK) from August 2021 to July 2023. She earned her M.B.Ch.B. from the University of Liverpool, England and her M.B.A. from Duke University.

Casi DeYoung. Ms. DeYoung has served as our Chief Business Officer since December 2019. From June 2018 to December 2019, Ms. DeYoung served as Vice President and Chief Operating Officer for ImmuneSensor Therapeutics, an immunotherapy-focused biotechnology company, where she was responsible for corporate strategy, start-up operations, intellectual property, oversight of the company’s first IND filing and the initiation of a first-in-human Phase I clinical trial. She served as Chief Business Officer at Mirna Therapeutics, Inc., an

oncology-focused biopharmaceutical company, from March 2014 to June 2017, Vice President of Business Development at Reata Pharmaceuticals, Inc. (Nasdaq: RETA), a clinical-stage biopharmaceutical company, from May 2008 to December 2013, Vice President of Business Development at ODC Therapy, Inc., a cancer immunotherapy company, from November 2005 to March 2008, and in various roles at EMD Pharmaceuticals, Inc., a subsidiary of Merck KGaA, and Merck KGaA (OTCMKTS: MKKGY) from 2000 to 2005. Ms. DeYoung earned her B.S. in Chemistry from Southwestern University and her M.B.A. from the McCombs School of Business at the University of Texas at Austin.

Andrew R. Neill. Mr. Neill has served as our Chief Financial Officer since March 2021. He previously served as our Vice President of Finance and Corporate Development from July 2020 to March 2021 and as our Vice President of Corporate Development and Strategy from May 2017 to July 2020. From August 2010 to August 2016, Mr. Neill was the co-founder of Lumos Pharma, Inc. (Nasdaq: LUMO), a biopharmaceutical company focused on developing therapeutics for genetic rare diseases. From March 2009 to February 2014, Mr. Neill served as an analyst at Innovations in Drug Development, LLC, a pharmaceutical and biotechnology research management consulting company. Mr. Neill earned his B.B.A. from Texas Christian University and his M.B.A. with majors in Health Care Management and Finance from The Wharton School at the University of Pennsylvania, where he was a Kaiser Fellow.

Stephen Stout, Ph.D. Mr. Stout has served as our General Counsel, Corporate Secretary and Chief Ethics and Compliance Officer since May 2023. He previously served as our Vice President of Intellectual Property from January 2022 through April 2023, and as our Intellectual Property Counsel from April 2021 through December 2021. Prior to that, Mr. Stout served as Special Counsel at Baker Botts L.L.P., a law firm, from October 2019 to March 2021 and in various roles at Vinson & Elkins LLP, a law firm, from October 2007 to October 2019, including as Partner from January 2016 to October 2019. During his time in private practice, he focused on federal litigation, particularly in intellectual property and technology disputes involving life sciences and digital media. He served on the board of directors for Volunteer Legal Services of Central Texas, a non-profit organization that provides legal services to low-income clients, from 2018 to 2022. Mr. Stout earned his J.D., with honors, from the University of Texas School of Law, his Ph.D. from the University of Texas at Austin, his M.S. from Louisiana State University and his B.S. from Texas A&M University. He is admitted to practice law in Texas and before the U.S. Patent & Trademark Office.

EXECUTIVE COMPENSATION

Our named executive officers (“NEOs”) for 2023, which consist of our principal executive officer and the next two most highly-compensated executive officers who served during the year ended December 31, 2023, are:

•	Dr. Taylor Schreiber, our Chief Executive Officer;

•	Dr. Arunthathy Nirmalini (Lini) Pandite, our Chief Medical Officer; and

•	Mr. Andrew R. Neill, our Chief Financial Officer.

2023 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our NEOs for 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Taylor Schreiber, M.D., Ph.D.	2023	525,000	—	241,523	262,500	5,385	1,034,408
Chief Executive Officer	2022	525,000	—	680,591	249,375	10,245	1,465,211
Arunthathy Nirmalini (Lini) Pandite, M.B.Ch.B.	2023	479,000	135,214	182,857	191,600	24,643	1,013,314
Chief Medical Officer	2022	479,000	258,103	362,583	182,020	18,514	1,300,220
Andrew R. Neill	2023	430,000	124,682	183,119	172,000	1,956	911,757
Chief Financial Officer

(1)

Amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with FASB Accounting Standards Codification Topic 718) of equity awards granted during the year. A description of the methodologies and assumptions we use to value equity awards and the manner in which we recognize the related expense are described in Note 10, Stock-Based Compensation and Employee Benefit Plans, to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock at the time the award is exercised and retention of the award through the applicable vesting period.

(2)	Following the end of the fiscal year, we awarded each of our NEOs bonuses in respect of our performance in the prior fiscal year based on the achievement of individual and Company performance goals.
(3)	Represents the sum of the Company’s 401(k) plan matching contributions and life and AD&D insurance premiums paid on behalf of each of our NEOs.

Outstanding Equity Awards at 2023 Fiscal-Year End Table

The following table sets forth information regarding outstanding equity awards as of December 31, 2023 for each of our NEOs.

		Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Taylor Schreiber, M.D., Ph.D.	8/6/2020	145,198	31,399	—	4.67	8/6/2030	—	—
	12/22/2020	20,672	6,891	—	53.02	12/22/2030	—	—
	1/10/2022	—	—	178,150	7.43	1/10/2032	—	—
	1/25/2023	—	—	165,050	3.57	1/25/2033
Arunthathy Nirmalini (Lini) Pandite, M.B.Ch.B.	9/19/2018	63,705	—	—	2.95	9/19/2028	—	—
	8/6/2020	68,504	13,696	—	4.67	8/6/2030	—	—
	12/22/2020	20,672	6,891	—	53.02	12/22/2030	—	—
	1/10/2022	33,290	36,185	—	7.43	1/10/2032	—	—
	1/10/2022	—	—	—	—	—	26,053	185,758
	1/25/2023	—	69,750	—	3.57	1/25/2033	—	—
	1/25/2023	—	—	—	—	—	37,875	270,049
Andrew R. Neill	9/19/2018	43,705	—	—	2.95	9/19/2028	—	—
	12/04/2019	68,500	—	—	3.17	12/04/2029	—	—
	8/06/2020	17,130	3,420	—	4.67	8/06/2030	—	—
	12/22/2020	10,956	3,652	—	53.02	12/22/2030	—	—
	1/10/2022	31,936	34,714		7.43	1/10/2032	—	—
	1/10/2022	—	—	—	—	—	24,993	178,200
	1/25/2023	—	69,850	—	3.57	1/25/2033	—	—
	1/25/2023	—	—	—	—	—	34,925	249,015

(1)

Each option award expires on the tenth anniversary of the date of grant. Except with respect to Dr. Schreiber’s January 10, 2022 and January 25, 2023 stock option awards, 25% of each stock option award vests on the one-year anniversary of the grant date (or the vesting commencement date specified in the award agreement for 2020 grants) and the remainder of the shares underlying the options vest in equal installments over the next 36 months, subject to the applicable NEO’s continued service through each such vesting date. Dr. Schreiber’s January 2022 stock option award will only vest upon the Company’s common stock achieving a price per share of at least $18.00 for 30 consecutive trading days. Dr. Schreiber’s January 2023 stock option award was eligible to vest in three equal tranches upon the Company’s common stock achieving a price per share of $4.00, $5.00 and $6.00 for 30 consecutive trading days, which occurred in January 2024.

(2)

Each restricted stock unit award vests in four equal installments on each anniversary of the grant date, subject to the applicable NEO’s continued service through each such vesting date. All Company equity awards currently outstanding, including stock options held by our NEOs, that were granted prior to the completion of our initial public offering (“IPO”) in October 2020 were granted under the Shattuck Labs, Inc. 2016 Stock Incentive Plan. Such plan was discontinued in connection with the IPO and outstanding awards thereunder were cancelled and replaced with equivalent awards under the Shattuck Labs, Inc. 2020

Equity Incentive Plan (the “2020 Plan”). All equity awards granted following October 2020 were granted under the 2020 Plan.

Employment Agreements

Dr. Schreiber. We are party to an employment agreement with Dr. Schreiber effective as of December 5, 2019. On March 27, 2020, Dr. Schreiber’s employment agreement was amended to reflect his transition to serve as our Chief Executive Officer as of January 29, 2020, and this agreement was further amended on March 12, 2021. The agreement provides for his base salary, eligibility to receive an annual performance bonus with a target bonus amount of 30% of his base salary and eligibility to participate in the Company’s employee benefit plans. The agreement provides for employment on an at-will basis and thus either party may terminate at any time for any or no reason, subject to 30 days’ notice for Dr. Schreiber and the severance provisions described below in the section titled “Post-Employment Compensation and Change in Control Payments and Benefits.” Dr. Schreiber’s base salary was increased to $560,000 effective as of January 1, 2024 with a target bonus amount of 50%.

Dr. Pandite. We are party to an employment agreement with Dr. Pandite effective as of December 5, 2019, pursuant to which she serves as our Chief Medical Officer. This agreement was amended on March 12, 2021. The agreement provides for her base salary, eligibility to receive an annual performance bonus with a target bonus amount of 35% of base salary and eligibility to participate in the Company’s employee benefit plans. The agreement provides for employment on an at-will basis and thus either party may terminate at any time for any or no reason, subject to 30 days’ notice for Dr. Pandite and the severance provisions described below in the section titled “Post-Employment Compensation and Change in Control Payments and Benefits.” Dr. Pandite’s base salary was increased to $498,000 effective as of January 1, 2024 with a target bonus amount of 40%.

Mr. Neill. We are party to an employment agreement with Mr. Neill effective as of December 5, 2019. This agreement was amended on March 12, 2021. The agreement provides for his base salary, eligibility to receive an annual performance bonus with a target bonus amount of 40% of his base salary and eligibility to participate in the Company’s employee benefit plans. The agreement provides for employment on an at-will basis and thus either party may terminate at any time for any or no reason, subject to 30 days’ notice for Mr. Neill and the severance provisions described below in the section titled “Post-Employment Compensation and Change in Control Payments and Benefits.” Mr. Neill’s base salary was increased to $458,000 effective as of January 1, 2024, with a target bonus amount of 40%.

2023 Annual Bonus Program

At the beginning of 2023, the Compensation Committee established overall corporate performance goals and a methodology by which employees, including each of our NEOs, would be awarded an annual bonus based on achievement of the corporate performance goals. In addition, the Compensation Committee established that each of our NEOs would be eligible for bonus awards of up to the following target bonus amounts: Dr. Schreiber-$262,500, Dr. Pandite-$191,600 and Mr. Neill-$172,000. The corporate performance goals included key milestones with respect to the clinical development of SL-172154, continued research and development activities related to certain pre-clinical compounds, improvement of the Company’s manufacturing processes and other corporate and business development objectives. Personal responsibility for achievement of, and individual performance in support of, the enumerated corporate goals was also evaluated by the Compensation Committee in assessing final performance for the year. Following its assessment of the level of achievement of the corporate goals in December 2023, the Compensation Committee approved final bonus payments to the NEOs based on achievement of corporate performance goals at 100% of target and the evaluation of each NEO’s individual performance as follows: Dr. Schreiber-$262,500, Dr. Pandite-$191,600 and Mr. Neill-$172,000. Such bonus payments were made in February 2024.

2023 Annual Equity Awards

In January 2023, we awarded each of our NEOs annual equity awards in the form of restricted stock units and stock options, except for Dr. Schreiber who received only stock options. See the 2023 Summary Compensation Table and Outstanding Equity Awards at 2023 Fiscal-Year End Table for further information with respect to these awards.

Post-Employment Compensation and Change in Control Payments and Benefits

Employment Agreements

Pursuant to the terms of the employment agreements with each of the NEOs, upon a termination without cause or resignation with good reason not in connection with a change in control, the NEO will receive, subject to the NEO’s execution and non-revocation of a release of claims in favor of the company, or the Release Condition, and continued compliance with restrictive covenants: (i) severance payments equal to one times the NEO’s annual base salary, (ii) any earned but unpaid prior year annual bonus and a pro-rata annual bonus for the year of termination based on actual performance, (iii) accelerated vesting of all unvested equity awards granted on or prior to December 1, 2020 (with performance-based awards earned at the target level of performance) and (iv) payment of COBRA premiums for up to 12 months, or, if sooner, until eligible for similar coverage through another employer. If the NEO is terminated without cause or resigns for good reason within 30 days prior to, or 12 months following, a change in control, then the NEO severance multiplier will be increased from one to 1.5 and will apply to both the executive’s annual base salary and target annual bonus, all outstanding equity awards will fully accelerate regardless of grant date, and the maximum COBRA premium payment period will be extended from 12 to 18 months. Severance payments remain subject to the Release Condition and compliance with restricted covenants.

“Good Reason” under each of the NEO employment agreements generally means the occurrence of any of the following events, without the executive’s consent, provided, in each case, that such event is not cured within 30 days after the company receives notice from the executive specifying in reasonable detail the event constituting Good Reason: (i) failure to pay the annual base salary or annual bonus when due, (ii) a reduction in the annual base salary or annual bonus, (iii) any diminution in the executive’s title or any substantial and sustained diminution in the executive’s duties or (iv) a required relocation of the executive’s primary work location by more than 25 miles.

“Cause” under each of the NEO employment agreements generally means: (i) indictment for, conviction of, or a plea of nolo contendere to, (x) a felony (other than traffic-related) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude that could be injurious to the company or its reputation, (ii) willful malfeasance or willful misconduct which is materially and demonstrably injurious to the Company, (iii) any act of fraud in the performance of executive’s duties or (iv) a material breach of any agreement with the Company or any of the Company’s material policies.

“Change in Control” under each of the NEO employment agreements generally means the occurrence of one or more of the following events: (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Exchange Act) or “group” (as such term is used in Section 13(d)(3) of the Exchange Act), other than the company or its subsidiaries or any benefit plan of the company or its subsidiaries is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the voting stock of the Company; (ii) the Company transfers all or substantially all of its assets (unless the stockholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation); or (iii) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the stockholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the voting stock of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation.

Each employment agreement provides that, to the extent that any payments would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (the “Code”), each executive will be entitled to receive either: (a) the full amount of payments and benefits in connection with their employment with the Company or (b) a portion of the payments and benefits having a value equal to $1 less than three times the NEO’s “base amount” (as defined in Section 280G(b)(3)(A) of the Code), whichever results in the receipt of the greater amount on an after-tax basis.

Other Benefits

We offer our eligible full-time employees, including our NEOs, the opportunity to participate in our tax-qualified 401(k) plan. Employees can contribute 1% to 99% of their eligible earnings up to the Internal Revenue Service’s annual limits on a before-tax basis. We provide a 100% match of the first 3% and 50% match of the following 2% of eligible compensation. The matches we provided to our NEOs in 2023 are reflected in the “All Other Compensation” column of the 2023 Summary Compensation Table above. The matching funds that we provide are 100% vested. We maintain an employee stock purchase plan in order to enable eligible employees to purchase shares of our common stock at a discount. We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.

Incentive Compensation Clawback Policy

We have adopted a Rule 10D-1 Clawback Policy, which is intended to comply with the requirements of Nasdaq Listing Standard 5608 implementing Rule 10D-1 under the Exchange Act. In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.

CERTAIN INFORMATION ABOUT OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table presents information regarding beneficial ownership of our common stock as of April 1, 2024 by:

•	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and nominees;

•	each of our NEOs; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the date of this table. To our knowledge and subject to applicable community property rules, and except as otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

The percentage ownership information shown in the column titled “Shares Beneficially Owned – Percentage” in the table below is based on 47,519,219 shares of our common stock outstanding as of the date of this table (plus any shares that such person has the right to acquire within 60 days after the date of this table). Unless otherwise indicated, the address of each individual listed in this table is the Company’s address set forth on the first page of this Proxy Statement.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Greater than 5% Holders
Entities affiliated with FMR LLC (Fidelity)(1)	7,071,174	14.9%
Entities affiliated with Redmile Group, LLC(2)	5,705,150	12.0%
Josiah Hornblower(3)	2,977,627	6.3%
Entities affiliated with Prosight Management, LP(4)	2,782,797	5.9%
Entities affiliated with Adage Capital Partners, L.P.(5)	2,577,705	5.4%
Named Executive Officers, Directors and Nominees
Taylor Schreiber, M.D., Ph.D.(6)	2,981,218	6.2%
Helen M. Boudreau(7)	168,806	*
Tyler Brous(8)	342,308	*
Carrie Brownstein, M.D.(9)	87,494	*
Neil Gibson, Ph.D.(10)	196,206	*
George Golumbeski, Ph.D.(11)	267,944	*
Michael Lee(12)	85,236	*
Kate Sasser, Ph.D.	—	—
Clay Siegall, Ph.D.	—	—
Lini Pandite, M.B.Ch.B.(13)	352,200	*
Andrew R. Neill(14)	280,199	*
All Executive Officers and Directors as a group (14 persons)(15)	5,219,537	10.5%

*	Represents beneficial ownership of less than one percent.

(1)

Based on a Schedule 13G/A filed on February 9, 2024 filed by FMR LLC and Abigail P. Johnson, and consists of shares held by subsidiaries of FMR LLC. Ms. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940 to form a controlling group with respect to FMR LLC. Consists of (i) 7,071,174 shares over which FMR holds sole voting and dispositive power, (ii) no shares over which Ms. Johnson holds sole voting power and (iii) 7,071,174 shares over which Ms. Johnson holds sole dispositive power. The business address of each person and entity listed above is 245 Summer Street, Boston, Massachusetts 02210.

(2)

Based on a Schedule 13D/A filed on December 26, 2023 and consists of the following: (i) 583,995 shares held by Redmile Capital Fund, L.P., (ii) 829,744 shares held by Redmile Capital Offshore Master Fund, Ltd., (iii) 46,923 shares held by Redmile Capital Offshore Fund (ERISA), Ltd., (iv) 374,149 shares held by Redmile Capital Offshore II Master Fund, Ltd., (v) 374,546 shares held by Redmile Strategic Long Only Trading Sub, Ltd., (vi) 485,259 shares held by Redmile Strategic Trading Sub, Ltd., (vii) 2,178,738 shares held by Redmile Biopharma Investments II, L.P., (viii) 670,795 shares held by RedCo I, L.P., (ix) 75,765 shares held by Map 20 Segregated Portfolio, a segregated portfolio of LMA SPC (together, the “Redmile Funds”) and (x) 85,236 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date held by Mr. Lee. Mr. Lee is a member of our Board and a Co-Founder and Managing Director of Redmile. The stock options were granted to Mr. Lee in connection with his service as a member of our Board. Pursuant to the policies of Redmile, Mr. Lee holds the stock options as a nominee on behalf, and for the sole benefit, of Redmile and has assigned all economic, pecuniary and voting rights in respect of the stock options to Redmile. Redmile is the investment manager/adviser to each of the Redmile Funds and, in such capacity, exercises sole voting and investment power over all of the shares held by the Redmile Funds and may be deemed to be the beneficial owner of these shares. Jeremy C. Green serves as the managing member of Redmile and also may be deemed to be the beneficial owner of these shares. Redmile and Mr. Green each disclaim beneficial ownership of these securities, except to the extent of its or his pecuniary interest in such shares, if any. Excludes: (i) 1,233,414 shares underlying a warrant held by Redmile Strategic Long Only Trading Sub, Ltd., (ii) 316,997 shares underlying a warrant held by Redmile Strategic Trading Sub, Ltd. and (iii) 1,550,412 shares underlying a warrant held by Redmile Biopharma Investments II, L.P., which exercise is subject to a beneficial ownership limitation of 9.99% of the shares of common stock issued and outstanding. The business address of each person and entity listed above is c/o Redmile Group, LLC, One Letterman Drive, Building D, Suite D3-300, San Francisco, California 94129.

(3)

Based on a Schedule 13D/A filed on December 9, 2022, and consists of 85,774 shares held directly by Mr. Hornblower and 2,891,853 shares held by Hornblower Capital Holdings, LLC. Hornblower Capital Holdings, LLC is controlled by Mr. Hornblower, and he may be deemed to be the beneficial owner of those shares. The business address of Mr. Hornblower is 3317 Bowman Avenue, Austin, Texas 78703.

(4)

Based on a Schedule 13G filed on January 2, 2024, and consists of (i) 244,554 shares held by Prosight Fund, LP (“Prosight Fund”), (ii) 726,079 shares held by Prosight Plus Fund, LP (“Prosight Plus Fund”) and (iii) 1,812,164 shares held in certain separate managed accounts (the “Managed Accounts”) and by W. Lawrence Hawkins. Prosight Management, LP (“Prosight Management”) is the general partner and investment manager of, and may be deemed to indirectly beneficially own securities owned by, Prosight Fund and Prosight Plus Fund. Prosight Management is a sub-advisor for the Managed Accounts and may be deemed to indirectly beneficially own securities owned by the Managed Accounts. Prosight Partners, LLC (“Prosight Partners”) is the general partner of, and may be deemed to beneficially own, securities beneficially owned by Prosight Management. Mr. Hawkins is the sole manager of, and may be deemed to beneficially own securities beneficially owned by, Prosight Partners. Prosight Fund disclaims beneficial ownership of the shares of common stock held by each of the Managed Accounts, Prosight Plus Fund and

Mr. Hawkins. Prosight Plus Fund disclaims beneficial ownership of the shares held by each of the Managed Accounts, Prosight Fund and Mr. Hawkins. Mr. Hawkins disclaims beneficial ownership of the shares held by each of the Managed Accounts, Prosight Fund and Prosight Plus Fund. The business address of each person and entity listed above is c/o Prosight Management, LP, 5956 Sherry Lane, Suite 1365, Dallas, Texas 75225.
(5)

Based on a Schedule 13G filed on January 29, 2024, and consists of 2,577,705 shares held by Adage Capital Partners, L.P. (“ACP”). Adage Capital Partners GP, L.L.C. (“ACPGP”) is the general partner of ACP and holds shared voting and investment power over the shares held by ACP. Adage Capital Management, L.P. (“ACM”) is the investment manager of ACP and holds shared voting and investment power over the shares held by ACP. Each of Robert Atchinson and Phillip Gross is a managing member of Adage Capital Advisors, L.L.C., which is the managing member of ACPGP, and a managing member of Adage Capital Partners LLC, which is the general partner of ACM, and holds shared voting and investment power over the shares held by ACP. The business address of each person and entity listed above is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(6)

Consists of (a) 2,610,750 shares held by Houghton Capital Holdings, LLC, which is controlled by Dr. Schreiber, (b) 17,052 shares held in Dr. Schreiber’s name and (c) 353,416 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date. Excludes 178,150 shares underlying options that will vest upon the Company’s common stock achieving certain specified share prices.

(7)	Consists of 168,806 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(8)	Consists of (a) 229,672 shares and (b) 112,636 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(9)	Consists of 87,494 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(10)	Consists of (a) 52,745 shares and (b) 143,461 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(11)	Consists of (a) 54,613 shares and (b) 213,331 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(12)

Mr. Lee holds 85,236 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date as a nominee on behalf, and for the sole benefit, of Redmile. The stock options were granted to Mr. Lee in connection with his service as a member of our Board. Pursuant to the policies of Redmile, Mr. Lee has assigned all economic, pecuniary and voting rights in respect of the stock options to Redmile. Mr. Lee disclaims beneficial ownership of these options, which are also reported as beneficially owned for Redmile.

(13)	Consists of (a) 124,111 shares and (b) 228,089 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(14)	Consists of (a) 74,091 shares and (b) 206,108 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(15)	Consists of (a) 3,190,582 shares and (b) 2,028,955 shares underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information about our equity compensation plans as of December 31, 2023. As of such date, we had outstanding awards under three equity compensation plans: our 2016 Stock Incentive Plan (the “2016 Plan”), our 2020 Plan and our 2020 Employee Stock Purchase Plan (the “2020 ESPP”).

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,532,567	$7.21	5,188,630
Equity compensation plans not approved by security holders	—	—	—

Total	5,532,567	$7.21	5,188,630

(1)	The weighted-average exercise price does not take into account shares issuable upon vesting of outstanding restricted stock unit awards, which have no exercise price.
(2)

Includes 3,983,756 shares available for grant under the 2020 Plan and 1,204,874 shares available for grant under the 2020 ESPP, including 7,286 shares subject to purchase during the purchase periods in effect as of December 31, 2023. Excludes 1,890,404 and 472,601 shares that were added to the 2020 Plan and the 2020 ESPP, respectively, on January 1, 2024 pursuant to the evergreen provisions thereunder that provide for automatic annual increases on January 1 of each year until January 1, 2030 equal to 4% and 1%, respectively, of our outstanding shares as of the preceding December 31 (or such lesser amounts as approved by the Board). As of December 31, 2023, there were no shares available for future grants under the 2016 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2022 or any currently proposed transaction, to which we were or are a party in which:

•	the amount involved exceeds $120,000; and

•

any related person (including our directors, executive officers, beneficial owners of more than 5% of our common stock, and any members of their immediate family) had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section titled “Executive Compensation” or that were approved by our Compensation Committee.

Beneficial ownership of securities is determined in accordance with the rules of the SEC.

Related Party Transactions

Second Amended and Restated Investors’ Rights Agreement

We are party to a second amended and restated investors’ rights agreement effective as of June 12, 2020 (the “IRA”) with our stockholders who previously held our redeemable convertible preferred stock and certain other stockholders. The IRA provides these holders with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. These registration rights will terminate no later than five years after the completion of our IPO or, with respect to any particular holder, at such time that such holder can sell its shares, under Rule 144 under the Securities Act or otherwise, during any 90-day period without registration. The IRA was entered into prior to our adoption of the formal, written policy described below, but was approved by our Board.

2023 Private Placement

On December 21, 2023, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain entities affiliated with Redmile (the “Purchasers”), relating to the purchase of pre-funded warrants to purchase 3,100,823 shares of common stock at a purchase price of $6.4499 per pre-funded warrant, for aggregate gross proceeds of $19,999,998.30, before deducting offering expenses (the “Private Placement”). Mr. Lee, a director of the Company, serves as Managing Director of Redmile. In addition, Redmile is a holder of more than 5% of the Company’s common stock.

Each pre-funded warrant may be exercised for one share of common stock, is immediately exercisable, does not expire and is subject to a beneficial ownership limitation of 9.99% post-exercise. As of December 31, 2023, no pre-funded warrants have been exercised, and 3,100,823 pre-funded warrants remain outstanding.

In connection with the foregoing, on December 21, 2023, the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which the Company granted the Purchasers certain registration rights with respect to the shares of common stock issuable upon the exercise of the pre-funded warrants.

Related Person Transaction Policy

We have adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the amount involved exceeds or is expected to exceed $120,000, (ii) the Company or any of our subsidiaries is a participant and (iii) any related person (as defined above) has or will have a direct or indirect interest. Transactions involving compensation for services provided to us as an employee or director, among other limited exceptions, are deemed to have standing pre-approval by the Audit Committee but may be specifically reviewed if appropriate in light of the facts and circumstances.

Under the policy, if a transaction has been identified as a related person transaction, our Audit Committee must review the material facts and either approve or disapprove of the entry into the transaction. If advance approval of the transaction is not feasible, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the next regularly scheduled meeting. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to avoid activities that create or give the appearance of a conflict of interest, and directors and executive officers must consult and seek prior approval of potential conflicts of interest from the Audit Committee. In considering related party transactions, our Audit Committee will take into account the relevant available facts and circumstances including, but not limited to:

•	whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the extent of the related person’s interest in the transaction.

OTHER MATTERS

Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 of the Exchange Act, stockholders who wish to submit proposals for inclusion in the proxy statement for the 2025 Annual Meeting of Stockholders must send such proposals to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. Such proposals must be received by us as of the close of business (6:00 p.m. Eastern Time) on December 24, 2024 and must comply with Rule 14a-8 of the Exchange Act. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

As set forth in our bylaws, if a stockholder intends to make a nomination for director election or present a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2025 Annual Meeting of Stockholders, the stockholder’s notice must be received by our Corporate Secretary at the address set forth on the first page of this Proxy Statement no earlier than the 120th day and no later than the 90th day before the anniversary of the last annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which the first public announcement of the date of such annual meeting is made by the Company. Therefore, unless the 2025 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, notice of proposed nominations or proposals (other than pursuant to Rule 14a-8 of the Exchange Act) must be received by our Corporate Secretary no earlier than February 7, 2025 and no later than the close of business (6:00 p.m. Eastern Time) on March 9, 2025. Any such director nomination or stockholder proposal must be a proper matter for stockholder action and must comply with the terms and conditions set forth in our bylaws. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions for the 2025 Annual Meeting must provide the notice required under Rule 14a-19 of the Exchange Act to our Corporate Secretary in writing not later than the close of business (6:00 p.m. Eastern Time) on April 8, 2025. We reserve the right to reject, rule out of order or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

Delivery of Documents to Stockholders Sharing an Address

A number of brokerage firms have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders who have the same address and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, including this Proxy Statement, the Notice and our Annual Report on Form 10-K for the year ended December 31, 2023, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. If you received a “householding” mailing this year and would like to have additional copies of the proxy materials mailed to you, please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call (512) 900-4690, and we will promptly deliver the proxy materials to you. Please contact your broker if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.

Availability of Additional Information

We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2023, including exhibits, on the written or oral request of any stockholder of the Company. Please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement or call the number above.

Your vote P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting Shattuck Labs, Inc. Annual Meeting of Stockholders For Stockholders of Record as of April 11, 2024 on Friday, June 7, 2024 at11:30 AM, Eastern Time Annual Meeting to be held live via the Internet. Please visit www.proxydocs.com/STTK for more details. YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 11:30 AM, Eastern Time, June 7, 2024. Or vote during the meeting. Internet: www.proxypush.com/STTK Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-866-870-7493 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You must register to attend and/or participate in the meeting online at www.proxydocs.com/STTK This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Taylor Schreiber, Andrew R. Neill and Stephen Stout (the “Named Proxies”), and each or any of them, as proxies and true and lawful attorneys-in-fact of the undersigned, with full power to act without the others and with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this card, all the shares of common stock of Shattuck Labs, Inc. which the undersigned is or entitled postponement to vote at thereof. the Annual Meeting of Stockholders to be held at 11:30 AM Eastern Time on June 7, 2024, live via the Internet, and at any adjournment WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, BUT THE CARD IS SIGNED, SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION. The Named Proxies are authorized to vote in their discretion upon such other matters that may properly come before the meeting or any adjournment or postponement represented thereof. In the by event this proxy that any may of be the voted nominees for a substitute named on nominee the reverse selected side of by this the form Board are of unavailable Directors. for election or unable to serve, the shares You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. and Important Proxy Notice Statement Regarding are available the Availability at: www.proxydocs. of Proxy Materials com/STTK. for the Annual Meeting: The Annual Report, Notice Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

Shattuck Labs, Inc. Annual Meeting of Stockholders Please make your marks like this: The Board recommends that you vote your shares “FOR” each director nominee in Proposal 1 and “FOR” Proposal 2. BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect the three Class I director nominees to serve until the 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified: FOR WITHHOLD 1.01 Tyler Brous FOR #P2# #P2# 1.02 Carrie Brownstein, M.D. FOR #P3# #P3# 1.03 Michael Lee FOR #P4# #P4# FOR AGAINST ABSTAIN 2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting FOR firm for the year ending December 31, 2024. #P5# #P5# #P5# To transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof. You must register to attend and/or participate in the meeting online at www.proxydocs.com/STTK Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations or partnerships should provide full name of corporation or partnerships and title of authorized officer signing. Signature (and Title if applicable) Date Signature (if held jointly) Date